Exhibit 99.1

6711 Columbia Gateway Drive, Suite 300
Columbia, Maryland 21046
Telephone 443-285-5400
Facsimile 443-285-7650
www.copt.com
NYSE: OFC

NEWS RELEASE

FOR IMMEDIATE RELEASE	IR Contacts:
	Stephanie Krewson	Michelle Layne
	VP, Investor Relations	Investor Relations Specialist
	443-285-5453	443-285-5452
	stephanie.krewson@copt.com	michelle.layne@copt.com

COPT DECLARES NEW COMMON DIVIDEND RATE FOR FIRST QUARTER 2012

COLUMBIA, MD January 12, 2012 — Corporate Office Properties Trust (COPT) (NYSE: OFC), a specialty office real estate investment trust (REIT) that focuses primarily on serving the specialized requirements of U.S. Government and Defense Information Technology tenants, announced today that its Board of Trustees has declared a quarterly dividend of $0.275 per Common Share of beneficial interest for the first quarter 2012. The first quarter 2012 dividend will be paid on April 16, 2012 to shareholders of record on March 31, 2012. The new quarterly dividend represents a 33% decrease from the Company’s fourth quarter 2011 dividend of $0.4125 per share, and is expected to result in additional free cash flow of approximately $40 million on an annual basis.

“By reducing our annualized dividend to $1.10 per share, the Company will be able to allocate the additional free cash flow toward improving our balance sheet flexibility and/or funding existing development projects,” said Roger A. Waesche, Jr., COPT’s President. “We also believe a dividend re-set is consistent with the Company’s strategic initiative to sell over $570 million of properties and land in order to focus our resources on the most productive locations that serve our specialized tenant niche.”

Company Information

COPT is a specialty office REIT that focuses primarily on strategic customer relationships and specialized tenant requirements in the U.S. Government and Defense Information Technology sectors and Data Centers serving such sectors. The Company acquires, develops, manages and leases office and data center properties that are typically concentrated in large office parks primarily located adjacent to government demand drivers and/or in strong markets that we believe possess growth opportunities. As of September 30, 2011, the Company owned 266 office properties totaling 21.3 million rentable square feet, which includes 20 properties totaling 1.1 million square feet held through joint ventures. The Company’s portfolio primarily consists of technically sophisticated buildings in visually appealing settings that are environmentally sensitive, sustainable and meet unique customer requirements. COPT is an S&P MidCap 400 company and more information can be found at www.copt.com.

Forward-Looking Information

This press release may contain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on the Company’s current expectations, estimates and projections about future events and financial trends affecting the Company.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “believe,” “anticipate,”

“expect,” “estimate,” “plan” or other comparable terminology.  Forward-looking statements are inherently subject to risks and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate.  Accordingly, the Company can give no assurance that these expectations, estimates and projections will be achieved.  Future events and actual results may differ materially from those discussed in the forward-looking statements.

Important factors that may affect these expectations, estimates, and projections include, but are not limited to:

•                  general economic and business conditions, which will, among other things, affect office property demand and rents, tenant creditworthiness, interest rates and financing availability;

•                  adverse changes in the real estate markets including, among other things, increased competition with other companies;

•                  the Company’s ability to borrow on  favorable terms;

•                  risks of real estate acquisition and development activities, including, among other things, risks that development projects may not be completed on schedule, that tenants may not take occupancy or pay rent or that development or operating costs may be greater than anticipated;

•                  risks of investing through joint venture structures, including risks that the Company’s joint venture partners may not fulfill their financial obligations as investors or may take actions that are inconsistent with the Company’s objectives;

•                  changes in our plans or views of market economic conditions or failure to obtain development rights, either of which  could result in recognition of impairment losses;

•                  our ability to satisfy and operate effectively under Federal income tax rules relating to real estate investment trusts and partnerships;

•                  governmental actions and initiatives, including risks associated with the impact of a government shutdown such as a reduction in rental revenues or non-renewal of leases;

•                  the dilutive effect of issuing additional common shares; and

•                  environmental requirements.

The Company undertakes no obligation to update or supplement any forward-looking statements. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, particularly the section entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.